Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Bill Aulet, CFO

Viisage

978.932.2200

Viisage Announces Proposed Public Offering of Common Stock

BILLERICA, Mass. – June 22, 2004 – Viisage (Nasdaq: VISG), a provider of advanced technology identity solutions, today announced that it has filed a registration statement with the Securities and Exchange Commission for the sale of 7,200,000 newly-issued shares of its common stock in an underwritten public offering. The registration statement covers an additional 300,000 shares being sold by certain shareholders of Viisage. Viisage anticipates that the offering will take place in the third quarter of 2004, subject to market conditions. J.P. Morgan Securities Inc. and UBS Investment Bank are acting as managing underwriters.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Investor Relations, Viisage Technology, Inc., 296 Concord Road, Third Floor, Billerica, Massachusetts 01821.

About Viisage

Viisage (NASDAQ: VISG) delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, and protecting personal privacy. Viisage creates solutions using secure credentials and face recognition technologies which are used in over 3,000 installations worldwide.

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